Exhibit 10.1

Amendment

Stock Option Award Agreement (Grant Date: January 31, 2011)

The Stock Option Award Agreement (Grant Date: January 31, 2011) between Lockheed Martin Corporation and Robert J. Stevens (“Agreement”) is amended by replacing the section entitled “Vesting, Expiration, and Forfeiture” in its entirety with the section set forth below. The Agreement shall remain the same in all other respects.

VESTING, EXPIRATION, AND FORFEITURE

General Rule - An Option is subject to forfeiture and may not be exercised until it has vested. In addition, an Option may not be exercised after its expiration or forfeiture.

Performance Goal - The Options granted pursuant to this Agreement are subject to satisfaction of two performance goals as follows:

1.	50% of the Options granted under this Agreement will be forfeited as of December 31, 2011 if the Corporation does not generate at least $4 billion in cash from operations in 2011 (disregarding discretionary contributions to the Corporation’s defined benefit pension plans that exceed the contributions forecasted in the Corporation’s 2011 long range plan and any tax payments or benefits associated with divestitures in computing cash from operations). Cash shall be determined by the Committee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Committee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph; and

2.	50% of the Options granted under this Agreement will be forfeited as of December 31, 2011 if the Corporation’s return on invested capital (“ROIC”) for 2011 is not at least 15%. ROIC is defined as net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to the Corporation’s post retirement benefit plans. Stockholders’ equity shall be determined by the Committee in accordance with generally accepted accounting principles in the United States and be based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the date or period on which ROIC is being determined, the Committee shall make its determination in a manner consistent with the historical practices used by the Corporation in determining the components of ROIC and postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity for purposes of reporting those items on its audited financial statements, as modified by this paragraph.

Continued Employment Requirement - Subject to certain special rules discussed below, you must remain in the employ of the Corporation until the applicable date of vesting. The vesting schedule for any Options not forfeited as of December 31, 2011 due to a failure to satisfy the Performance Goals set forth in the section entitled “Performance Goal” is as follows:

First Vesting Date: January 31, 2012 – One-Third

Second Vesting Date: January 31, 2013 – One-Third

Third Vesting Date: January 31, 2014 – One-Third

If the number of Options granted cannot be evenly divided by three into whole shares, the fractional shares will vest on the Third Vesting Date. If you are not continuously employed by the Corporation from the Grant Date until the date on which an Option vests, that Option is forfeited.

Vested Options, except as otherwise provided in this letter, or in the Plan, or as may be restricted by law, may be exercised for a period ending on January 29, 2021. Options not exercised by that date will be forfeited.

You should make every effort to keep the Vice President of Total Rewards and Performance Management informed of your current address so that we may communicate with you about your Options and their current status. The Corporation cannot exercise the Options for you, and so you must pay close attention to their terms and any impending expiration.

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Agreed:

/s/ Robert J. Stevens
Robert J. Stevens

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